Exhibit 23.1

We consent to the inclusion in this Registration Statement of Quartet Holdco Ltd., on Amendment No.2 to Form S-4, File No. 333-195910, of our report dated March 31, 2014, with respect to our audit of the financial statements of Quartet Merger Corp. (a company in the development stage) as of December 31, 2013 and for the period from April 19, 2013 (inception) through December 31, 2013, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

July 15, 2014